Exhibit 10.17

Certain identified information has been excluded from the exhibit because it both:

(i) is not material; and

(ii)  is the type that the company treats as private or confidential.

[***] indicates that information has been redacted.

ASSET SALE AGREEMENT

Opentrader Pty Ltd

Marketech Online Trading Pty Ltd

Openmarkets Group Limited

Level 27, 111 Eagle Street Brisbane QLD 4000	+61 7 3309 7000 admin@grtlawyers.com www.grtlawyers.com ABN 31 152 230 478	GPO Box 2778 Brisbane QLD 4001

Liability limited by a scheme approved under Professional Standards Legislation.

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	3

2	AGREEMENT TO SELL AND BUY ASSET	6

3	CONSIDERATION	6

4	CONDITIONS	6

5	CONDUCT PENDING COMPLETION	8

6	COMPLETION	9

7	POST-COMPLETION	10

8	WARRANTIES AND REPRESENTATIONS	12

9	GST	13

10	CONFIDENTIALITY	14

11	NOTICES	15

12	GENERAL	15

SCHEDULE – ASSET LIST		18

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THIS AGREEMENT is made on 11th October 2022.

PARTIES

Name	Opentrader Pty Ltd

ACN	638 893 919

Short form name	Seller

Notice details	Level 40, 225 George Street, Sydney NSW 2000

Name	Marketech Online Trading Pty Ltd

ACN	654 674 432

Short form name	Buyer

Notice details	c/- AJBUS Services Pty Ltd, 33 Yilgarn Street, Shenton Park WA 6008

Name	Openmarkets Group Limited

ACN	159 661 453

Short form name	OMG

Notice details	Level 40, 225 George Street, Sydney NSW 2000

BACKGROUND

A	The Seller, a subsidiary company of OMG, is the legal and beneficial owner of the Asset.

B	The Seller has agreed to sell and the Buyer has agreed to buy the Asset in accordance with the terms of this agreement (the Transaction).

C	OMG has agreed to perform the obligations in clause 6.4 to facilitate the Transaction.

AGREED TERMS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this document, unless the context requires otherwise, the following words and phrases have the meaning given:

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Additional Subscriber	means:

(a)	any of the retail clients listed in the Schedule at the Completion Date; or

(b)	a new subscriber that is directly introduced by OMG or a Referral Partner,

who pays at least $45.00 per month to the Seller to access the Buyer Platform (not including transactional revenue) for a period of at least six (6) consecutive months during the period between the Completion Date and the date that is twelve (12) months from the Completion Date.

Additional Subscriber Fee	means the amount of $100.00 per Additional Subscriber.

Asset	means the Seller’s database of all retail clients, more particularly described in the Schedule.

Brokerage Fees	means the brokerage fees owed to the Buyer that have not been collected from the Buyer’s subscribers by the Seller and/or OMG during the period between August 2021 and May 2022, being an amount of approximately $13,300.00.

Buyer Platform	means the Marketech ‘Focus’ data and trading platform operated by the Buyer that provides online securities exchange market data and tools to its subscribers.

Claim	means, in relation to any person, a claim, action, proceeding, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the person, however arising and whether present, unascertained, immediate, future or contingent.

Completion	means the delivery of the Asset to the Buyer.

Completion Date	means the date that is five (5) business days from the execution date of this agreement or any other date which is agreed in writing by the parties.

Confidential Information	means any information relating to this agreement, a party’s business or operations, or any other information provided by one party to the other in connection with this agreement and, after Completion, the Asset is confidential information of the Buyer.

Consideration	means each and all of the items provided in clause 3.

Encumbrance	means any mortgage, lien, charge, pledge, claim, security or other encumbrance or third party interest.

Key Employee	means Mr Kieran Neeson.

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Loss	means any liability, loss, damage, judgment, cost, charge, expense, diminution in value or deficiency of any kind or character which a party pays, suffers or incurs or is liable for, however arising and whether present or future, fixed or unascertained, actual or contingent.

Marketech Online Trading	means Marketech Online Trading Pty Ltd (ABN 52 654 674 432).

Openmarkets	means Openmarkets Australia Ltd (ABN 38 090 472 012, AFSL 246705).

Referral Partner	means any direct introduction of a retail investor to Marketech by Openmarkets that is either tagged through the Opentrader/Marketech website or communicated by Openmarkets prior to subscription to Marketech Focus

Restraint Area	means, for the purposes of clause 7, the following restraint areas separately:

(a)	Australia;

(b)	Western Australia and New South Wales;

(c)	Western Australia or New South Wales; and

(d)	Perth, Western Australia.

Restraint Period	means, for the purposes of clause 7.2, the following restraint periods separately:

	(a)	three (3) years from the Completion Date;

	(b)	two (2) years from the Completion Date;

	(c)	one (1) year from the Completion Date; and

	(d)	six (6) months from the Completion Date.

Services Agreement	means the intermediary services agreement dated 17 January 2018 (as varied from time to time) entered into by Openmarkets and Marketech Online Trading.

Schedule	means a schedule to this agreement.

Warranty	means each of the warranties and representations referred to in clauses 8.1 and 8.2.

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1.2	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(c)	a reference to A$, $A, dollar or $ is to Australian currency;

(d)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(e)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity; and

(f)	Headings are for ease of reference only and do not affect interpretation.

2	AGREEMENT TO SELL AND BUY ASSET

2.1	Sale and purchase

Subject to the terms and conditions of this agreement, the Seller, as legal and beneficial owner of the Asset, must sell the Asset to the Buyer, and the Buyer must buy the Asset from the Seller:

(a)	for the Consideration;

(b)	free from any Encumbrance; and

(c)	on the Completion Date.

2.2	Title, property and risk

(a)	The title to, property in, and risk of, the Asset:

(i)	until Completion, remains solely with the Seller; and

(ii)	on and from Completion, passes to the Buyer.

(b)	The Seller is entitled to all revenue and profits earned from the Asset until the Completion Date.

3	CONSIDERATION

As consideration for the purchase of the Asset, the Buyer must:

(a)	pay $50,000.00 to the Seller on or before the Completion Date (Completion Payment);

(b)	pay the Additional Subscriber Fee for each Additional Subscriber that subscribes to the Buyer Platform during the period between the Completion Date and the date that is twelve (12) months from the Completion Date, up to a maximum total payment of $50,000.00 (i.e. up to 500 Additional Subscribers) (Additional Subscriber Payment) in two (2) tranches on the following basis:

(i)	fifty percent (50%) of the Additional Subscriber Payment is to be paid on the date that is twelve (12) months from the Completion Date; and

(ii)	fifty percent (50%) of the Additional Subscriber Payment is to be paid on the date that is eighteen (18) months from the Completion Date.

4	CONDITIONS

4.1	Conditions

Completion of the Transaction and payment of the Consideration are subject to the following conditions being satisfied (or waived under clause 4.6):

(a)	(Services Agreement) the parties must procure that their related bodies corporate (being, in the case of the Seller, Openmarkets, and, in the case of the Buyer, Marketech Online Trading) enter into a letter of variation (on terms agreed by Openmarkets and Marketech Online Trading acting reasonably and in good faith) to extend the term of the Services Agreement by three (3) years, with:

(i)	the current updated terms and conditions of the Services Agreement remaining in full force and effect for the twelve (12) months immediately following the Completion Date; and

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(ii)	the terms and conditions of the Services Agreement being subject to review by Openmarkets and Marketech Online Trading (acting reasonably and in good faith) on or before the date that is twelve (12) months from the Completion Date, with any agreed changes to the Services Agreement from this review being effective from the date that is twelve (12) months from the Completion Date;

(b)	(Forgiveness of Brokerage Fees) the parties agree that the Brokerage Fees owed to the Buyer will be irrevocably forgiven, with such release and discharge of the Seller and OMG occurring on the Completion Date and this clause may be pleaded as a bar to proceedings brought by the Buyer to recover the Brokerage Fees;

(c)	(Confirmation) the parties confirming in writing that the list of the Seller’s retail clients in the Schedule are true and correct;

(d)	(Client Approval) the Seller must arrange for all necessary authorisations, approvals and/or notices required to be provided to, or received from, each of its retail clients set out in the Schedule to allow for their information to be passed to the Buyer on and from the Completion Date; and

(e)	(Client Files) the Seller must provide client files and all information relating to the clients listed in the Schedule to the Buyer.

4.2	Reasonable commercial endeavours

(a)	Each party must use all reasonable commercial endeavours to fulfil the conditions in clause 4.1 and, to the extent possible, provide reasonable assistance to the other party to fulfil the conditions.

(b)	For the purposes of clause 4.2(a), all reasonable commercial endeavours of a party will include a requirement for that party to (among other things) co-operate with another party or a regulatory authority or third party in good faith with a view to satisfying the conditions, including providing all information reasonably required by the other party in order to satisfy the conditions and providing all information reasonably required by any regulatory authority required by any regulatory authority or other third party to such regulatory authority or third party as appropriate.

4.3	Benefit and waiver of the conditions

(a)	The conditions in clauses 4.1(a) and 4.1(c) are for the benefit of both parties and any breach or non-fulfilment of a condition may only be waived by the non-breaching party in writing.

(b)	The conditions in clauses 4.1(d) and 4.1(e) are for the sole benefit of the Buyer and any breach or non-fulfilment of a condition may only be waived by the Buyer in writing.

(c)	The condition in clause 4.1(b) is for the sole benefit of the Seller and OMG and any breach or non-fulfilment of a condition may only be waived by the Seller in writing.

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4.4	Co-operation between parties

Each party must:

(a)	to the extent legally permissible, keep the other party reasonably informed in a timely manner of the steps it has taken and of its progress towards satisfaction of the conditions, including the status of any discussions or negotiations with relevant third parties regarding the conditions; and

(b)	promptly notify the other party on becoming aware of the fulfilment of any condition or of any condition becoming incapable of being fulfilled.

4.5	Effect of non-fulfilment

If the conditions referred to in clause 4.1 are not fulfilled (or waived under clause 4.6) on or before the Completion Date, then this agreement is at an end as to its future operation except for the enforcement of any right or claim which has arisen before this agreement comes to an end.

4.6	Fulfilment by Waiver

A conditioned referred to in clause 4.1 is waived if, and only if:

(a)	the condition is expressed to be for the benefit of a particular party, that party gives notice of waiver of the condition to the other party; and

(b)	in any other case, the parties agree in writing to waive the condition.

5	CONDUCT PENDING COMPLETION

5.1	Seller’s Conduct

Until Completion, the Seller must maintain the Asset with due care and in accordance with normal and prudent practice and, in particular, must:

(a)	use its best endeavours to maintain and protect the value of the Asset; and

(b)	must not take any action that would or might result in any of the Warranties or indemnities becoming untrue in any respect.

5.2	Seller’s Assistance

Until Completion, the Seller must supply to the Buyer, and any person who has the Buyer’s written authority, any information or documents in its possession or control reasonably requested concerning the Asset and reasonably assist the Buyer to gain knowledge concerning the Asset.

5.3	Confidentiality

The Buyer must treat any information obtained under clause 5.2 as if it is Confidential Information.

5.4	Notice of Change

If an event occurs before Completion which has, or may have, a material effect on the profitability or value of the Asset, the Seller must, immediately upon becoming aware of the event, give written notice to the Buyer fully describing the event.

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6	COMPLETION

6.1	Time and Place of Completion

Completion will occur on the Completion Date at a place and in a manner agreed between the parties in writing.

6.2	Seller’s Obligations at Completion

At Completion, the Seller must give the Buyer unencumbered title to, and ownership of, the Asset, and place the Buyer in effective possession and control of the Asset and, to this end (without limitation), the Seller must:

(a)	migrate all data comprising the Asset to the Buyer in a timeframe that is mutually agreed by the parties (acting reasonably and in good faith) and, notwithstanding this clause 6.2(a), is no longer than three (3) months;

(b)	give the Buyer any document reasonably required by the Buyer to vest full ownership, title, possession and benefit of the Asset in the Buyer (in a form previously approved by the Buyer and duly executed);

(c)	give the Buyer all documents necessary for the Buyer to compile an invoice and receive payment in relation to the clients;

(d)	give the Buyer the unanimous resolution of the Seller approving the terms and conditions of this agreement; and

(e)	give the Buyer all other documents relating to the Asset or reasonably required by the Buyer.

6.3	Buyer’s Obligations at Completion

At Completion, the Buyer must:

(a)	pay the Completion Payment to the Seller (as the Seller may direct by written notice to the Buyer) via electronic funds transfer or by bank cheque (or in any other form that the parties agree in writing);

(b)	accept all of the documents and other items specified in clause 6.2 that the Seller is required to give to the Buyer; and

(c)	do all other things, and execute all other documents, that this agreement requires the Buyer to do or execute on or before the Completion Date.

6.4	OMG’s Obligations at Completion

At Completion, OMG must:

(a)	provide reasonable assistance to the parties in managing the changeover of the account related to the Asset from an ANZ CashActive Account to a Macquarie Bank Cash Management Account; and

(b)	do all other things, and execute all other documents, that this agreement requires OMG to do or execute on or before the Completion Date.

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7	POST-COMPLETION

7.1	Key Employee Obligations

Subject to Completion occurring:

(a)	the Buyer agrees to reimburse the Seller for the Key Employee’s wages, superannuation and payroll tax for the period of three (3) months immediately following the Completion Date (calculated with reference to the Key Employee’s salary as at the Completion Date), on or before the date that is four (4) months from the Completion Date;

(b)	the Seller must procure that the Key Employee works solely and exclusively for the benefit of the Buyer for the period of three (3) months immediately following the Completion Date (i.e. the Key Employee may not work for the Seller and/or OMG (or any related bodies corporate of the Seller and/or OMG) and must not be paid for any other employment with any other entity). Under this exclusive work arrangement, the Key Employee may work from the offices of OMG, but will be instructed by the Buyer;

(c)	at the conclusion of the three (3) month period contemplated in clause 7.1(b), the Buyer may, with at least seven (7) days’ prior written notice to the Seller, elect to have the Key Employee released from employment by the Seller and/or OMG (or any related bodies corporate of the Seller and/or OMG) (as applicable) and transferred to the Buyer’s employment by entering into a new employment agreement with the Key Employee on standard commercial terms for an arrangement of that nature (subject to any variations that are reasonably required by the Buyer at the time of preparation of the new employment agreement); and

(d)	If the Buyer makes an election as contemplated under clause 7.1(c), the Seller and OMG agree to procure the resignation of the Key Employee from employment with the Seller and/or OMG (or any related bodies corporate of the Seller and/or OMG) via mutual written agreement within thirty (30) days of receipt of the notice provided by the Buyer pursuant to clause 7.1(c), and the Seller and/or OMG and the Key Employee will do all things, and execute all documents, that are required to effect the transfer of the Key Employee to the Buyer.

7.2	Seller Restraint

(a)	The Seller and OMG (and any related bodies corporate of the Seller and/or OMG) must not, in any capacity, including on its own account or as a member, shareholder, director, employee, trustee, beneficiary, or in any other way or by any other means, and must procure that each of its affiliates does not:

(i)	participate in, be interested in, assist with or otherwise be directly or indirectly involved, engaged, concerned or interested in a business, activity or operation that is the same as, substantially similar to, or competitive with, the Buyer Platform, the business of providing an equity share trading platform for use in trading by retail clients on Australian securities exchange markets or any material part of the business during the Restraint Period and in the Restraint Area (Retrained Business);

(ii)	during the Restraint Period, solicit, canvas, deal with, approach or accept an approach from any person who:

(A)	is at Completion Date; or

(B)	was at any time during the twelve (12) month period ending on the Completion Date; or

(C)	is during the Restraint Period, a customer or supplier of the Restrained Business or the Buyer, with any purpose of, having the effect of, obtaining the custom or services of that person in a Restrained Business;

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(iii)	during the Restraint Period, solicit, canvas, encourage, approach or accept an approach from, induce, or endeavour to do so, any person who:

(A)	is at Completion Date;

(B)	was at any time during the twelve (12) month period ending on Completion Date; or

(C)	is during the Restraint Period, an officer, employee, contractor or agent of the Buyer, to leave the office, employment or agency of, or association with, the Buyer;

(iv)	during the Restraint Period, interfere with the business of the Buyer or divulge to any person any information concerning the business of the Buyer or any of its dealings, transactions or affairs; or

(v)	during the Restraint Period, interfere to the detriment of the Buyer with the relationship between the Buyer and its clients, customers, employees or suppliers.

(b)	Nothing in this clause 7.2 prevents or restricts the Seller or OMG (and any related bodies corporate of the Seller and/or OMG) from:

(i)	holding in aggregate less than five (5%) of the issued shares of a body corporate, or interests in a registered managed investment scheme, included on the official list of a securities exchange;

(ii)	undertaking any act which would otherwise amount to a breach of this clause 7.2 if the Buyer has provided its written consent for that act; or

(iii)	performing any employment agreement with or holding any office with the Buyer.

(c)	Each covenant in clause 7.2 and the definitions of Restraint Period and Restraint Area are a separate and independent covenant of the Seller or OMG (and any related bodies corporate of the Seller and/or OMG). If any separate provision is unenforceable, illegal or void, that provision is severed and the other separate provisions remain in force.

(d)	The Seller and OMG (and any related bodies corporate of the Seller and/or OMG) acknowledge that the restrictions imposed by this clause 7.2 are reasonable in extent and that monetary damages may not be adequate compensation to the Buyer for a breach of this clause 7.2 (and that the Buyer is entitled to seek injunctive relief from a court of competent jurisdiction if the relevant restrained party fails to comply with any obligation under this clause 7.2).

(e)	The Seller and OMG (and any related bodies corporate of the Seller and/or OMG) acknowledge that, in relation to this agreement, and in particular this clause 7.2, it has received legal advice or has had the opportunity of obtaining legal advice.

7.3	Capital Raising Opportunities

Whilst the Services Agreement remains on foot, the Buyer agrees to act in good faith and use reasonable endeavours to accept and promote equity capital raising opportunities for ASX- listed entities via direct introduction from Openmarkets.

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8	WARRANTIES AND REPRESENTATIONS

8.1	Buyer’s Warranties

The Buyer represents and warrants to the Seller that:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement; and

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms.

8.2	Seller’s Warranties

The Seller and OMG both warrant and represent to the Buyer that:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms;

(e)	the Seller has full corporate power and authority to own the Asset;

(f)	there is no litigation pending or threatened in connection with the Asset nor has any event occurred nor is there any dispute, claim or demand in connection with the Asset, which may give rise to litigation;

(g)	it is not aware of any reason why it cannot fulfil its obligations under this agreement;

(h)	this agreement does not conflict with or result in a breach of or default under any provision of its Constitution or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(i)	all information which has been given by or on behalf of the Seller to the Buyer (or to any director, agent or adviser of the Buyer) with respect to the Asset is true, complete and accurate in all respects;

(j)	all information which is known to the Seller relating to the Asset or otherwise the subject matter of this Agreement which is material to be known by the Buyer has been disclosed to the Buyer;

(k)	the Seller is not aware of any reason why the Seller cannot transfer the Asset to the Buyer upon Completion;

(l)	any intellectual property in relation to the Asset is valid and subsisting;

(m)	the Seller will transfer the Asset and all applicable information relating to the Asset directly to the Buyer;

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(n)	the Seller will not disclose any Confidential Information relating to the Asset to any other person at any point prior to or post-Completion;

(o)	the Seller is not party to any agreement under which it is or may be bound to share the profits or pay any royalties or to waive or abandon any rights in connection with the Asset;

(p)	no contract, agreement, arrangement or understanding to which the Seller is a party and which affects the Asset provides for any payment or receipt of funds not accurately reflecting the value on an arm’s length basis of the services or goods in consideration of which that payment or receipt of funds is made;

(q)	no contract or arrangement of the Seller concerning the Asset involves either directly or indirectly any offer or payment to any government official to influence him or to assist in the obtaining or retaining of business nor does it involve any offer or payment to any other person while knowing or having reason to know that all or a portion of the matter offered or any such payment would be made available or paid to any government official for the same purposes; and

(r)	the Seller has not taken any action so that any person becomes entitled to receive from the Buyer any finder’s fee, brokerage or other commission in connection with the sale of the business or the Asset.

8.3	Seller’s Indemnity

Subject to any limitations or qualifications in this clause 8, the Seller must indemnify the Buyer against:

(a)	any Loss or Claim against the Buyer to the extent that the Loss or Claim arises from or is connected with any breach of any Warranty or of any other term of this agreement;

(b)	any Loss or damage incurred by the Buyer because the Asset was worth less than it would have been worth had there been no breach of that kind;

(c)	any taxes which may be incurred by the Buyer arising from the performance by the Seller of its obligations under clause 8.2; and

(d)	any liability arising from a breach of clause 8.2.

8.4	Duration of Warranties

The warranties and the provisions of clause 8.2 remain in full force and are binding notwithstanding Completion until twelve (12) months from the Completion Date and, where before that date the Buyer gives the Seller notice of a claim for a breach of a Warranty, that Warranty does not cease on that date and continues after that date to the extent required to enable the Buyer to prosecute that claim.

8.5	Separate Warranties

Each Warranty is a separate Warranty and representation and its meaning is not affected by any other Warranty.

9	GST

9.1	Interpretation

Words and expressions used in this clause 9 which are not defined in this agreement, but which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) (Act) have the meaning given to it in the Act.

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9.2	Consideration excludes GST

The Consideration payable under clause 3(a) excludes an amount for GST.

9.3	Recovery of GST

If GST is or becomes payable on any supply made under or in connection with this agreement (not being a supply for which the consideration is expressly stated in this agreement to be inclusive of GST), the party required to provide the consideration for the supply must pay, in addition to and at the same time as the consideration is provided, an amount equal to the amount of GST on the supply.

9.4	Adjustment of amount recovered for GST

If the amount for GST recovered by a party under clause 9.3 differs from the amount of GST payable by the party or its representative member on the supply, the amount of the difference must be paid to or refunded by the party (as the case requires).

9.5	Tax invoice

The party making a taxable supply under or in connection with this agreement will issue a tax invoice for the supply when the amount of GST on the supply is received.

10	CONFIDENTIALITY

10.1	Non-disclosure

Subject to clauses 10.2 and 10.3, a party receiving Confidential Information must:

(a)	keep the Confidential Information of, or relating to the disclosing party confidential and not directly or indirectly disclose, divulge or communicate any of that Confidential Information to, or otherwise place that Confidential Information at the disposal of, any other person without the prior written approval of the disclosing party;

(b)	take all reasonable steps to secure and keep secure all Confidential Information of, or relating to, the disclosing party which comes into its possession or control; and

(c)	not memorise, use, modify, reverse engineer or make copies, notes or records of that Confidential Information for any purpose other than in connection with the performance by the receiving party of its obligations under this agreement.

10.2	Permitted disclosure

The obligations of confidentiality under clause 10.1 do not apply to:

(a)	any Confidential Information that:

(i)	is disclosed to the receiving party by a third party entitled to do so, whether before or after the date of this agreement;

(ii)	was already lawfully in the receiving party’s possession when it was given to the receiving party and was not otherwise acquired from the disclosing party directly or indirectly;

(iii)	is generally available to the public at the date of this agreement or subsequently becomes so available other than by reason of a breach of this agreement; or

(iv)	as agreed by the Buyer and the Seller in writing.

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(b)	any disclosure of Confidential Information by the receiving party that is necessary to comply with any court order, law, or the applicable rules of any securities exchange if, to the extent practicable and as soon as reasonably possible, the receiving party:

(i)	notifies the disclosing party of the proposed disclosure;

(ii)	consults with the disclosing party as to its content; and

(iii)	uses reasonable endeavours to comply with any reasonable request by the disclosing party concerning the proposed disclosure.

10.3	Disclosure to Representatives

(a)	A receiving party may disclose Confidential Information to its employees, related bodies corporate, agents, advisors, financiers, insurers, legal advisers, accountants, auditors and other advisers (Representative) only if it is made strictly on a “need to know basis” and, prior to the disclosure, the receiving party notifies the Representative of the confidential nature of the Confidential Information to be disclosed.

(b)	The receiving party must take all reasonable steps to ensure that any person to whom the receiving party is permitted to disclose Confidential Information under clause 10.3(a) complies at all times with the terms of this agreement as if that person were a receiving party.

10.4	Announcements

The parties will work cooperatively to make any public announcements relating to this agreement and will only make an announcement after the parties have agreed on the content in writing (acting reasonably and in good faith).

11	NOTICES

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or electronic message to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

12	GENERAL

12.1	Alterations

This agreement may be altered only in writing signed by each party.

12.2	Costs

Each party must pay its own costs of negotiating, preparing and executing this agreement.

12.3	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or a transaction contemplated by this agreement, must be paid by the Buyer.

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12.4	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

12.5	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

12.6	Entire agreement

This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

12.7	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and the transactions contemplated by it.

12.8	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

12.9	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

12.10	Governing law

This agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

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SIGNING PAGE

Executed by Opentrader Pty Ltd ACN 638
893 919 in accordance with section 127 of the
Corporations Act 2001

/s/ DAN JOWETT
Sole Director

DAN JOWETT
Name of Sole Director

Executed by Marketech Online Trading Pty
Ltd ACN 654 674 432 in accordance withs
section 127 of the Corporations Act 2001
(Cth):

/s/ Travis Clark	/s/ Jared Lawrence
Director/Company Secretary	Director

Travis Clark 10/10/22	Jared Lawrence 10/10/22
Name of Director/Company Secretary	Name of Director
(BLOCK LETTERS)	(BLOCK LETTERS)

Executed by Openmarkets Group Ltd ACN
159 661 453 in accordance with section 127 of
the Corporations Act 2001 (Cth):

/s/ NASEEMA SPARKS	/s/ RUIHAO WEI
Director	Director

NASEEMA SPARKS	RUIHAO WEI
Name of Director	Name of Director

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SCHEDULE – ASSET LIST

[***]

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